PositiveID Announces Reverse Stock Split

Company to trade as PSIDD for 20 trading days

DELRAY BEACH, FL, July 5, 2016 – PositiveID Corporation (“PositiveID” or “Company”) (OTCQB: PSID), a life sciences company focused on detection and diagnostics, announced today the Company will effect a reverse split of its common stock at a ratio of 1:50, commencing at the open of trading today, July 5, 2016.

The Company’s ticker symbol will be PSIDD for 20 trading days to designate that it is trading on a post-reverse split basis. PositiveID’s post-split common stock will trade under the new CUSIP Number 73740J407. As a result of the reverse stock split, each 50 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the respective holders, and the number of outstanding common shares will be reduced from approximately 840 million shares to approximately 17 million shares. The reverse stock split will also apply to common stock issuable upon the conversion of outstanding notes payable and convertible preferred stock, and upon the exercise of outstanding warrants and stock options.

The Company’s transfer agent, VStock Transfer, LLC, will provide instructions to stockholders regarding the process for exchanging shares. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled; by (b) the per share closing sales price of the Company’s common stock on the effective date of the reverse stock split.

“As we work to build our business and plan for the Company’s future, we believe effecting a reverse stock split was a necessary step for our long-term success,” said William J. Caragol, Chairman and CEO of PositiveID. “We are focused on pursuing the relevant strategic partners to build out our team and continue the development and testing of Firefly Dx, and having fewer shares outstanding may have an important impact on these efforts.”

About PositiveID Corporation

PositiveID Corporation is a life sciences tools and diagnostics company with an extensive patent portfolio. PositiveID develops biological detection and diagnostics systems, specializing in the development of microfluidic systems for the automated preparation of and performance of biological assays. PositiveID is also a leader in the specialty vehicle market, with a focus on mobile labs. For more information on PositiveID, please visit http://www.psidcorp.com, or connect with PositiveID on Twitter, Facebook or LinkedIn.

Statements about PositiveID’s future expectations, including the likelihood that effecting a reverse stock split was a necessary step for the Company’s long-term success; the likelihood that having fewer shares outstanding may have an important impact on the Company’s efforts to pursue relevant strategic partners to build out its team and continue the development and testing of Firefly Dx; constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results. These risks and uncertainties include, without limitation, the Company’s ability to target the professional healthcare market, the Company’s ability to complete the development and testing of Firefly Dx and commercialize Firefly Dx; the Company’s ability to raise capital; as well as other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on April 12, 2016, and 10-Qs filed on May 16, 2016, November 12, 2015, and August 13, 2015, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:

PositiveID Corporation

Allison Tomek

(561) 805-8044

atomek@positiveidcorp.com

RedChip Companies

Jon Cunningham

(407) 644-4256

jon@redchip.com